PROSPECTUS	Filed Pursuant to Rule 424(b)(3) File Number: 333-143163

1,182,151 shares

Epoch Holding Corporation

Common Stock

This prospectus covers the resale of up to 1,182,151 shares of currently outstanding common stock owned by some of our stockholders herein (the “Selling Stockholders”) previously issued by us to the Selling Stockholders in connection with the business combination between our wholly-owned subsidiary and Epoch Investment Partners, Inc. on June 2, 2004 (the “Merger”). We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any proceeds from the sale of these shares. Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The shares of common stock covered by this prospectus represent approximately 13% of the aggregate shares of common stock received by the Selling Stockholders in the Merger.

Our common stock is listed on the NASDAQ Capital Market and trades on the exchange under the symbol “EPHC.” On May 21, 2007, the last reported sale price of our common stock on the NASDAQ Capital Market was $13.93 per share.

Our principal executive offices are located at 640 Fifth Avenue, New York, New York 10019, and our telephone number at this address is (212) 303-7200.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
RISK FACTORS	5
WHERE YOU CAN FIND MORE INFORMATION	6
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	8
DESCRIPTION OF OUR CAPITAL STOCK	9
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	12
EXPERTS	12
DISCLOSURE OF THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	12

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results may differ materially from those projected in these statements because of various factors, including those discussed in this prospectus under the caption “Risk Factors” and those discussed in our SEC reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock.

Epoch Holding Corporation

Overview

We are a holding company whose sole line of business is investment management and investment advisory services. Our operations are conducted through our wholly-owned subsidiary, Epoch Investment Partners, Inc. ("EIP"). EIP is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

Our principal executive offices are located at 640 Fifth Avenue, New York, New York 10019, and our telephone number at this address is (212) 303-7200.

Company Structure and Discontinued Operations

On June 2, 2004, one of our subsidiaries merged with EIP in a business combination which resulted in the former EIP stockholders owning 51% of our issued and outstanding equity securities immediately following the transaction (the “Merger”). As a result of the majority of ownership interest in us being held by the former EIP stockholders, the business combination was accounted for as a reverse merger. Under generally accepted accounting principles in the United States of America, the legally acquired company (in this case, EIP) became the surviving entity for financial reporting purposes. EIP was formed on April 14, 2004 and did not have a predecessor business.

Prior to the Merger, we conducted our operations in the internet-based e-commerce industry. Immediately following the closing of the Merger, management initiated a formal plan to dispose of the internet-based business and shift our business focus and capital resources to the operations of EIP. In September 2004, the internet-based operations were sold to the management of that business segment. The results of operations for that business segment have been reported as discontinued operations.

Operations and Products

EIP, our sole operating segment, manages investment assets for retirement plans, mutual funds, endowments, foundations, and high net worth individuals. As of March 31, 2007, EIP offered eight separate investment products to its clients:

•
U.S. All Cap Value - This portfolio is comprised of a broad range of U.S. companies with market capitalizations that resemble stocks in the "Russell 3000," a U.S. Equity index which measures the performance of the 3,000 largest U.S. companies based upon total market capitalization.

•
U.S. Value - This portfolio reflects a selection of equities in U.S. companies with market capitalizations generally over $2 billion, generally considered to be comparable to the "Russell 1000,” a U.S. Equity index which measures the performance of the 1,000 largest companies in the Russell 3000 index.

•
U.S. Small Cap Value - This portfolio comprises U.S. companies with capitalizations under $2 billion, generally considered to be comparable to the "Russell 2000," a U.S. Equity index which measures the performance of the 2,000 smallest companies in the “Russell 3000.”

•	Global Small Cap Value - This product seeks to capitalize upon the continuing globalization of the world economy by investing in small cap companies in the U.S. and throughout the world.

•
Global Absolute Return - While this product uses the same security selection process of other products offered by EIP, its holdings are generally limited to fewer than 30 positions. Individual positions can be as high as 15% and cash is used aggressively to control loss exposure. The objective of this product is absolute positive return.

•
International Small Cap - This product draws almost all of its holdings from small cap companies outside the U.S., with "small cap" defined as companies with market capitalization in the bottom 25% of the publicly traded companies in each country where the strategy is applied. This approach results in an average portfolio market capitalization of less than $3 billion. Index comparisons for this product include the S&P/Citigroup Extended Market Index (EMI) and the Europe Pacific Asia Composite (EPAC), commonly referred to as the "EMI EPAC Index."

•
Balanced Portfolios - This product is available primarily to our high net worth investors. The mix of debt and equity securities is tailored to reflect (i) the client's tolerance for risk and (ii) the client's marginal tax rate or other preferences. As a result, the mix can vary among individual clients. The equity components of these portfolios typically reflect EIP's All-Cap equity structure and generally contain 40-60 positions, almost all of which are held in other EIP products. The debt component of the portfolio is largely comprised of high quality bonds.

•
Global Equity Shareholder Yield - This product seeks to invest in a diversified portfolio of global equity securities with a history of attractive dividend yields and positive growth in free cash flow. The primary objective of this product is to seek a high level of income, with capital appreciation as a secondary investment objective.

Assets Under Management (“AUM”) increased to $5.38 billion at March 31, 2007, from $2.51 billion at March 31, 2006. This increase was primarily attributable to the ongoing expansion of our client base, as well as market appreciation.

Assets Under Management and Flows (in millions)

	Three Months Ended March 31,

	2007	2006

Beginning of period assets	$4,408	$2,232
Net inflows/(outflows)	795	116
Market appreciation	172	158

End of period assets	$5,375	$2,506

	Nine Months Ended March 31,

	2007	2006

Beginning of period assets	$3,253	$1,402
Net inflows/(outflows)	1,487	847
Market appreciation	635	257

End of period assets	$5,375	$2,506

The following chart shows our investment products as a percentage of AUM as of March 31, 2007:

The following chart shows our AUM by distribution channel as of March 31, 2007:

Growth Strategy

Our growth strategy will continue to be focused on the development of distribution channels to offer our various products to a broad array of clients. These efforts have included, and will continue to include, relationships with investment advisory consultants, initiation of managed accounts with third party institutions, and maintaining strong sub-advisory relationships.

We routinely evaluate our strategic position and maintain a disciplined acquisition and alliance effort which seeks complementary products or new products which could benefit clients. While we plan to actively seek such opportunities, there can be no assurance that acquisitions can be identified and closed on terms that are attractive. Management believes that opportunities are available, but will only act on opportunities that we believe are accretive to our long-term business strategy.

Paramount to the ongoing success of the business, including growth in existing products and retention of clients, will be our ability to attract and retain key employees. We offer competitive compensation to our employees, including share-based compensation, which we believe promotes a common objective with shareholders.

THE OFFERING

On June 2, 2004, we issued 9,095,716 shares of common stock to the Selling Stockholders in connection with the Merger. The Selling Stockholders have requested that the Company register the resale of 1,182,151 of such shares of common stock at this time.

Securities Offered
1,182,151 shares of currently outstanding common stock previously issued to the Selling Stockholders in connection with the Merger. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The shares of common stock covered by this prospectus represent approximately 13% of the aggregate shares of common stock received by the Selling Stockholders in the Merger.

Common Stock outstanding after the offering [1]	19,900,028 shares.

Use of Proceeds	The Selling Stockholders will receive all of the net proceeds from the sale of their shares of common stock. Accordingly, we will not receive any proceeds from the sale of the shares.

Risk Factors	An investment in the shares involves a high degree of risk. See “Risk Factors” below.

NASDAQ Capital Market Trading Symbol	EPHC

RISK FACTORS

You should carefully consider the following risk factors relating to Epoch Holding Corporation and our common stock before purchasing the shares offered by this prospectus. You should also consider the risks, uncertainties and additional information set forth in our filings with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. For more information see “Where You Can Find More Information” on page 6.

Risks Related to this Offering

The price of our common stock may be volatile, which may decrease the value of your investment.

The trading price of our common stock may fluctuate substantially. In fact, over the last twelve months ended April 30, 2007 our common stock has traded from a closing low of $3.68 to a closing high of $17.60 on the NASDAQ Capital Market. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The price of the common stock may fluctuate as a result of:

1
Does not include shares issuable upon exercise of all options under (i) our 1992 Incentive and Non-Qualified Stock Option Plan, (ii) our 2004 Omnibus Long-Term Incentive Compensation Plan or (iii) any equity compensation plans not approved by our stockholders, of which an aggregate of 1,080,000 options are currently outstanding under such plans. Such amount also does not include 1,666,667 shares issuable upon conversion of our issued and outstanding Series A Convertible Preferred Stock.

•	Price and volume fluctuations in the overall stock market from time to time;

•	Actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	A loss of the services of any key personnel;

•	The withdrawal of funds by existing clients or the inability to attract new clients; and

•	A decrease in our AUM and corresponding decrease in advisory fees as a result of poor investment performance.

Future sales of our common stock in the public market, including sales of the shares offered by this prospectus, could lower our stock price.

Future sales of our common stock in the public market, including sales of the shares offered by this prospectus, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock, and could make it more difficult for us to raise additional funds, if required, through future public offerings of our equity securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. (Our Exchange Act file number for those SEC filings is 1-9728.) You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We file information electronically with the SEC. Our SEC filings are also available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

We maintain a website which contains current information on operations and other corporate governance matters. The website address is www.eipny.com. Through the Investor Relations section of our website, and “Link to SEC Website” therein, we make available our Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our common stock is listed on the NASDAQ Capital Market and trades on the exchange under the symbol “EPHC.”

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” some documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We do not incorporate by reference any portion of any document, including any Current Report on Form 8-K, which is not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. Subject to the foregoing, we incorporate by reference the documents listed below and any documents we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders have sold all of the securities to which this prospectus relates or the offering is otherwise terminated:

•
Our Annual Report on Form 10-K for our fiscal year ended June 30, 2006, which we filed on September 28, 2006, as amended on September 29, 2006, including the information we incorporated by reference in our Form 10-K, as amended, from our definitive Proxy Statement for our 2006 annual meeting of stockholders, which we filed on October 30, 2006;

•
Our Quarterly Reports on Form 10-Q for our quarterly periods ended September 30, 2006, December 31, 2006 and March 31, 2007 which we filed on November 14, 2006, February 14, 2007 and May 15, 2007, respectively; and

•	Our Current Reports on Form 8-K, which we filed on July 6, 2006, July 11, 2006, August 9, 2006, October 4, 2006, November 9, 2006, January 9, 2007 and April 4, 2007.

We will provide a copy of the information we incorporate by reference, at no cost, to each person to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

Epoch Holding Corporation
Attention: Adam Borak, Chief Financial Officer and Secretary
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of their shares of common stock. Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING STOCKHOLDERS

The shares to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. The Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the NASDAQ Capital Market or any other market on which our common stock may subsequently be listed, provided such offers and sales also are completed in accordance with the transfer restrictions described below. See “Plan of Distribution” beginning on page 10. The shares of common stock covered by this prospectus represent approximately 13% of the aggregate shares of common stock received by the Selling Stockholders in the Merger.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution” beginning on page 10. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the shares listed in this prospectus.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of May 8, 2007, by the Selling Stockholders and the number of shares being offered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of our common stock outstanding as of May 8, 2007. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

Selling Stockholders	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock To Be Sold (1)	Number of Shares of Common Stock Beneficially Owned After Offering (2)	Percent Of Common Stock Beneficially Owned After Offering (2)
William W. Priest (3)(5)	3,287,208	313,802	2,973,406	14.9%
Berenson Epoch LLC (3)(4)	2,774,194	550,000	2,224,194	11.2%
J. Philip/Deborah K Clark Trust U/A 10/06/1994 (3)(5)	1,367,898	113,696	1,254,202	6.3%
Timothy T. Taussig (3)(5)	1,286,150	113,696	1,172,454	5.9%
David N. Pearl (3)(5)	1,127,039	90,957	1,036,082	5.2%

(1) Includes shares of our common stock issued and outstanding as of the date of this prospectus.

(2) Assumes that the Selling Stockholder disposes of all the shares of common stock covered by this prospectus, and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholder will sell all or any portion of the shares covered by this prospectus. See "Plan of Distribution" on page 10.

(3) c/o Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019.

(4) Berenson & Company, as to which Mr. Jeffrey L. Berenson, one of our Directors, is the President and Chief Executive Officer, is the managing member of Berenson Epoch LLC.

(5) Offers and sales of shares of common stock by Messrs. Priest, Clark, Taussig and Pearl, each an employee of the Company, must also be in accordance with certain transfer restrictions set forth in a Stockholders Agreement, dated June 2, 2004. See “Transfer Restrictions” on page 12.

The Selling Stockholders have not informed us of their current plans with respect to the disposition of shares of our common stock which are covered by this prospectus.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock is derived from our certificate of incorporation, our certificate of designation setting forth the terms of the Series A Convertible Preferred Stock and our by-laws as well as relevant provisions of applicable law.

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of “blank check” preferred stock, par value $1.00 per share. As of May 8, 2007, there were 19,900,028 shares of common stock outstanding held by approximately 1,100 holders of record, and 10,000 shares of Series A Convertible Preferred Stock outstanding all of which is held by one holder of record.

Description of Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock shall be entitled to receive, when and as declared by the board of directors, out of our assets legally available therefor, such dividends as may be declared from time to time by our board of directors. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, our common stockholders will be entitled to receive pro rata all assets available for distribution to such holders based on the number of shares of common stock held by each.

Description of Series A Convertible Preferred Stock

We issued 10,000 shares of our Series A Convertible Preferred Stock on November 7, 2006 at a purchase price of $1,000 per share.

The Series A Convertible Preferred Stock is convertible at the holder's option at any time into an amount of shares of our common stock resulting from dividing the face value ($10 million) by a conversion price of $6.00 per share, subject to conversion price adjustment upon certain events.

If not previously converted, the Series A Convertible Preferred Stock is subject to mandatory conversion on November 7, 2011 or upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A Convertible Preferred Stock). Upon a liquidation event, the holder of the Series A Convertible Preferred Stock will receive the face amount of the Series A Convertible Preferred Stock plus any accrued but unpaid dividends equal to 4.60% per annum of the face amount.

The holders of the Series A Convertible Preferred Stock generally have voting rights equivalent to the holders of our common stock, and will be entitled to vote together as a single class, on an as-converted basis, with the holders of our common stock.

Transfer Agent and Registrar

Continental Stock Transfer & Trust, 17 Battery Place, 8th Floor, New York, New York 10004 is the transfer agent and registrar of our capital stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. To the extent any of the Selling Stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended or supplemented under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of Selling Stockholders under this prospectus. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all the shares have been sold or (ii) three years from the date of this prospectus. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. With the exception of any brokerage fees and commission which are the obligation of the Selling Stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $21,020, inclusive of our legal and accounting fees, printing costs, “blue sky” filing and other miscellaneous fees and expenses.

Transfer Restrictions

In connection with the Merger, the Selling Stockholders entered into a Stockholders Agreement, dated June 2, 2004, prohibiting any transfer of shares prior to June 2, 2007 by any Selling Stockholder who also is an employee of the Company, except that each such Selling Stockholder may transfer:

•	on and after June 2, 2007 and prior to June 2, 2008, a number of shares not to exceed 12.5% of the aggregate number of shares received in the Merger by such Selling Stockholder,
•	on and after June 2, 2008 and prior to June 2, 2009, a number of shares not to exceed 12.5% of the aggregate number of shares received in the Merger by such Selling Stockholder,
•	on and after June 2, 2009 and prior to June 2, 2010, a number of shares not to exceed 25% of the aggregate number of shares received in the Merger by such Selling Stockholder, and
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on and after June 2, 2010, any number of shares, provided that, solely with respect to Selling Stockholders that are also employees of the Company, prior to the first anniversary of the termination of such employment, such Selling Stockholder may not transfer shares if, as a result of such transfer, such Selling Stockholder would own less than 30% of the aggregate number of shares received in the Merger by such Selling Stockholder.

The number of shares eligible for transfer in any one calendar year but not transferred may be added to the number otherwise eligible to be transferred in any future year. Each Selling Stockholder, other than those who also are employees of the Company, may transfer any shares on and after the third anniversary of the date of the Stockholders Agreement.

Notwithstanding the foregoing, if any Selling Stockholder who also is an employee of the Company terminates such employment due to disability or death, such Selling Stockholder (or his or her estate) may transfer any shares without restriction. In addition, our board of directors or a body designated by our board of directors has the authority to make exceptions to any or all of the transfer restrictions applicable to shares contained in the Stockholders Agreement and may permit or cause other persons to become party to the agreement.

The shares of common stock covered by this prospectus represent approximately 13% of the aggregate shares of common stock received by the Selling Stockholders in the Merger.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described herein has been passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Epoch Holding Corporation appearing in our Annual Report on Form 10-K for the year ended June 30, 2006 have been audited by CF & Co., L.L.P., an independent registered public accounting firm, as stated in their report thereon, included therein, and which is incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

EPOCH HOLDING CORPORATION

1,182,151 Shares Common Stock

Prospectus

June 4, 2007